Exhibit 99.1

NEWS RELEASE
                                                                        Contact:
                                                                 J. Clarke Smith
                                                                  (773) 399 4200
                                                     Aerial Communications, Inc.

                                                               Kaj-Erik Relander
                                                                  +358 2040 5365
                                                              Sonera Corporation

FOR RELEASE: IMMEDIATE

                SONERA LTD., COMPLETES $200 MILLION INVESTMENT IN
                           AERIAL COMMUNICATIONS, INC.

September 8, 1998 Chicago, Illinois - Aerial Communications, Inc. [NASDAQ:AERL], announced that Sonera Ltd. (formerly Telecom Finland Ltd), one of Europe's leading wireless telecommunications operators, today completed its $200-million investment in Aerial Operating Company, Inc. (AOC) a wholly-owned subsidiary of Aerial through which Aerial conducts its PCS business. Aerial is a leading U.S. provider of personal communications services (PCS). The transaction recently received regulatory approval.

This investment represents an approximate 19.4% equity ownership in AOC. After five years, Sonera's AOC stake becomes incrementally exchangeable for up to approximately 18.5% of the equity of Aerial or in certain circumstances, for cash or equity in Aerial's parent, Telephone and Data Systems, Inc.

Sonera paid the equivalent of $12.33 per Aerial share for the AOC stock. The equivalent price per share and the equity ownership percentage are subject to adjustment based on Aerial's 20- day average share price during the three years beginning upon today's closing. Depending on the Aerial share price, the price paid for the AOC stock will range from a low of $12.33 per equivalent Aerial share for an approximate equivalent 18.5% equity ownership, to a high of $16.68 per equivalent Aerial share for an approximate 14.3% equivalent equity ownership.

As part of the agreement, the two companies also formed a strategic partnership to work together in areas such as new product development, and to jointly explore new business opportunities in the U.S. PCS market.

Don Warkentin, Aerial's President and Chief Executive Officer, said "This new partnership will benefit Aerial in several ways, including the ability to tap into Sonera's considerable experience and expertise to enhance the business and, in turn, improve shareholder value. For example, Sonera personnel will join Aerial's staff in key strategic positions, especially in the area of new product development. Two Sonera executives also will join the Aerial Board of Directors.

With this transaction, Aerial also has secured the final piece of financing originally planned by the Company, Warkentin said. Aerial will use the proceeds to fund working capital and to pay down existing debt.


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Kaj-Erik Relander,  Executive Vice President of Sonera,  said that his company's investment in Aerial fulfills an important part of its global strategy to continue to expand beyond Finland's traditional borders.

Sonera's growing international operations include seven wholly-owned subsidiaries as well as strategic investments in more than 20 companies around the world. In addition, Sonera has a record of successful experience in wireless joint ventures in markets like Turkey, Russia and the Middle East.

Sonera is Finland's leading telecommunications company, based in Helsinki. The company has numerous subsidiaries and affiliate companies in several different countries. It is currently state- owned, but the Finnish government has announced plans for a partial privatization of the company. Sonera offers a full line of telecommunications services and products, and had sales of U.S. $1.4 billion in 1997.

Aerial, headquartered in Chicago, holds licenses to provide PCS service in areas covering 27.6 million of the U.S. population. Aerial's markets include Columbus, Ohio; Houston, Minneapolis, Kansas City, Pittsburgh and Tampa/Orlando/St. Petersburg. Aerial is a majority-owned subsidiary of Telephone and Data Systems, Inc., a $1.5 billion telecommunications company based in Chicago.


Except  for  historical  and  factual   information   contained  herein,   other
information set forth in this news release represents forward-looking statements, including all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in Delaware law; potential litigation; and changes in market conditions. Investors are encouraged to consider these and other risks and uncertainties which are discussed in documents filed by the Company with the Securities and Exchange Commission.

####

Aerial is a service mark of Aerial Communications, Inc.



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